Exhibit 99.1

Stanley Black & Decker Reports 1Q 2014 Results

New Britain, Connecticut, April 24, 2014 … Stanley Black & Decker (NYSE: SWK) today announced first quarter 2014 financial results.

•	1Q’14 Revenues Up 7% To $2.6 Billion; Organic Growth Reached 4%

•	Operating Margin Expanded 200 Basis Points; Excluding Charges Operating Margin Expanded 30 Basis Points To 12.1%

•	1Q’14 Diluted GAAP EPS Was $1.05; Excluding Charges, 1Q’14 Diluted EPS Was $1.07

•	Increasing Low End Of 2014 FY EPS Guidance Range To:

◦	$5.23 To $5.38 On A GAAP Basis (From $5.18 to $5.38)

◦	$5.35 To $5.50, Excluding Charges (From $5.30 To $5.50)

1Q’14 Key Points:

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Net sales for the period were $2.6 billion, up 7% versus the prior year, attributable to volume (+4%) and acquisitions (+4%), partially offset by currency (-1%). Price was relatively flat for the quarter.

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The gross margin rate for the quarter was 36.4%. Excluding charges the gross margin rate was also 36.4%, down from the prior year rate of 37.2%, as favorable volume and productivity were more than offset by unfavorable currency of $25 million and Security margins.

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SG&A expenses were 24.5% of sales. Excluding charges, SG&A expenses were 24.3% of sales, compared to a 1Q’13 level of 25.5%, reflecting the impacts of volume and cost actions implemented in 4Q’13 to improve operating leverage.

•	Operating margin was 11.8% of sales. Excluding charges, operating margin was 12.1% of sales, up 30 basis points from the 1Q’13 operating margin of 11.8%.

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The tax rate was 21.9%. Excluding charges, the tax rate was 22.1%, 520 basis points higher than the 1Q’13 rate which was favorably impacted by the acceleration of certain tax credits and the positive impact of U.S. tax legislation enacted in January 2013.

Exhibit 99.1

•
Working capital turns for the quarter were 5.9, up 0.1 turns from 1Q’13. Free cash flow, which was relatively consistent with the prior year, was an outflow of $210 million, including $52 million of one-time payments.

Stanley Black & Decker’s Chairman and CEO, John F. Lundgren, commented, “Our focus throughout 2014 remains on executing our growth plans and capital allocation actions to enhance profitability and operating leverage while we drive long-term sustainable improvements to the Company’s cash flow return on investment.”

“Our performance in the first quarter of 2014 reflected the benefits of the organic growth investments we made in 2013 and the cost actions we announced late last year. During the quarter we achieved solid organic growth in our CDIY and Industrial segments despite a very challenging external environment impacted by continued emerging markets volatility and to a lesser extent North America weather. Within Security, we are seeing traction with the actions we are taking to improve performance and continue to believe that we will see margin improvement in the second half of 2014.”

1Q’14 Segment Results

($ in M)	1Q' 14 Segment Results
	Sales	Profit	Charges[1]	Profit Ex-Charges[1]	Profit Rate	Profit Rate Ex-Charges[1]

CDIY	$1,216	$169.2	$0.4	$169.6	13.9%	13.9%

Industrial	$852	$130.3	$2.2	$132.5	15.3%	15.6%

Security	$573	$49.6	$2.3	$51.9	8.7%	9.1%
1 M&A charges primarily pertaining to synergy attainment

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In CDIY, net sales increased 6% versus 1Q’13 as a result of volume (+7%) and acquisitions (+1%), partially offset by currency (-2%). Price was down 1% for the quarter. Solid organic growth was achieved in all regions, leveraging our focus on innovation, emerging markets, and brand development. Europe posted strong organic growth of 11%, driven by continued share gains from successful new product introductions across key regions and an expanding retail footprint in certain markets. Emerging markets organic growth was up 7% against continued challenging economic and political environments with particularly strong growth in Brazil and

Exhibit 99.1

Argentina. Despite some pressure from weather, North American organic growth was up 5%, due in part to our recent “Built In The USA” initiative. Excluding charges, overall segment profit was 13.9%, lower than the 1Q’13 rate of 14.7% as expected, given significant currency pressures in Canada and the emerging markets amounting to $20 million, and carryover investments in organic growth initiatives which offset volume, productivity and SG&A cost reductions.

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Net sales in the Industrial segment rose 16% versus 1Q’13 as a result of volume (+5%) and acquisitions (+12%), partially offset by currency (-1%). Pricing was relatively flat for the quarter. Engineered Fastening posted 6% organic growth driven by strong global automotive revenues, particularly in Europe and Asia, which resulted in growth at nearly two times the rate of light vehicle production. The Infastech integration crossed the one-year mark at the end of February and remains on-plan to achieve both earnings and cost synergy targets. Organic sales for the Industrial and Automotive Repair (IAR) business were up 5% as a result of higher volumes in IAR’s European business, and strength within the North American Mac Tools mobile distribution and the MRO vending operations. Oil & Gas organic growth was up 11% due primarily to North American onshore and global offshore operations. Although Oil & Gas organic growth continues to be strong, the pace of growth has slowed versus recent quarters as expected, and will continue to do so over the next two to three quarters due to a temporary lull in major onshore pipeline projects.

Overall Industrial segment profit excluding charges was 15.6%, up 170 basis points from the 1Q’13 rate of 13.9% reflecting favorable volume, productivity gains, cost synergies and cost actions, partially offset by currency and organic growth investments.

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Net sales in Security decreased 3% versus 1Q’13 due to volume (-5%), partially offset by pricing (+1%) and currency (+1%). Organic growth within Security’s North America and Emerging Market businesses was down 1% as performance of a number of North America-based operations were adversely impacted by severe weather conditions, particularly in January and February. Security Europe declined 7% organically due primarily to lower installation and recurring revenues in various regions, most notably Spain and France. Although the organic volume decline in Security Europe was greater than expected, orders and backlog continue to build and importantly, recurring revenue attrition levels were slightly below 15% in the first quarter, reflecting an improvement both sequentially and versus the prior year’s first quarter.

Exhibit 99.1

Security segment profit rate excluding charges was 9.1%, down 170 basis points from the 1Q’13 rate of 10.8% and 310 basis points lower than the 4Q’13 rate. The sequential decline in the rate relates primarily to the seasonality of the Security segment’s business which historically reports a lower operating margin in the first quarter of each year. The year over year decline in the rate is due primarily to installation field inefficiencies and lower volumes in the Security Europe business, as margins within Security North America were up 40 basis points versus prior year.

President and Chief Operating Officer, James M. Loree, commented, “Our CDIY and Industrial businesses continue to demonstrate exceptional performance, having achieved strong organic growth driven by an improved European landscape, healthy automotive demand and our organic growth investments which positioned us for share gain in the quarter. Not only did we achieve impressive top-line results, but the operating margin performance of these businesses was also noteworthy as we mitigated $25 million of currency headwinds with our sharp focus on costs.

“As for Security, we are diligently executing revenue and margin improvement actions to improve performance within this segment. The North American improvements are taking hold and, as expected, the business is positioned to trend towards our long-term margin expectations.  The revenue and operating improvements in Europe mirror the successful business model we have established in North America, and while we are gaining traction by adopting the more centralized business model in Europe, reorienting this organization is not a quick transition. We are encouraged by the order growth and attrition reduction in the European business, as well as the progress on key process fixes. We must now translate these accomplishments into improved financial results and expect to see positive operating margin growth from Security in the second half of 2014. We have the right team in place and are focused on the right issues to deliver a turn-around in this business.”

Revising Of 2014 Outlook

Donald Allan Jr., Senior Vice President and CFO commented, “We are raising the low end of our previously communicated 2014 EPS outlook to $5.35 to $5.50 on an adjusted basis or $5.23 to $5.38 on a GAAP basis, as we expect stronger full year results within our Industrial businesses and indirect cost savings across the Company to more than offset the impact of a slower improvement trajectory for our Security Europe operation. We also continue to believe that our 2014 organic growth will be 4%, and that our free cash flow will approximate $675 million inclusive of approximately $250 million of one-time payments primarily relating to 2013 restructuring actions. As planned, for the second quarter we would expect organic

Exhibit 99.1

growth to modestly decelerate given the tougher comparables in CDIY and Industrial with EPS for the first half of 2014 approximating 45% of estimated full year earnings consistent with the prior two years.

“In addition to continuing to drive organic growth and improving Security margins, enhancing our operating leverage is a key priority for 2014. We demonstrated this in certain businesses in the first quarter and to ensure we continue to accomplish this across the Company, we are focused on effectively executing our cost reduction actions, sharpening our focus on indirect expenses and taking price to protect margins. We remain committed to our capital allocation plan which provides for a strong and growing dividend as well as the return of approximately $1 billion of capital to shareholders through 2015. These initiatives combined with modest debt deleveraging are expected to improve capital returns to value accretive levels for our Company and improve our cash flow return on investment by 250 basis points through 2015.”

Merger And Acquisition (M&A) One-Time Charges

Total one-time charges in 1Q’14 of $3.9 million (net of a $3.7 million restructuring credit) primarily relate to integration and employee-related matters. Gross margin includes $1.1 million of these one-time charges while SG&A includes $6.3 million. $4.9 million of these costs that impact the Company’s operating margin are included in segment results, with the remainder in corporate overhead. Also included in one-time charges are $0.2 million in Other, net.

The company will host a conference call with investors today, Thursday, April 24, at 8:00am ET. A slide presentation which will accompany the call will be available at www.stanleyblackanddecker.com and will remain available after the call.

You can also access the slides via the Stanley Black & Decker Investor Relations iPad & iPhone app from the Apple App Store by searching for “SWK Investor Relations”.

The call will be accessible by telephone at (800) 708-4540, from outside the U.S. at +1 (847) 619-6397, and via the Internet at www.stanleyblackanddecker.com. To participate, please register on the web site at least fifteen minutes prior to the call and download and install any necessary audio software. Please use the conference identification number 3698-5582. A replay will also be available two hours after the call and can be accessed at (888) 843-7419 or +1 (630) 652-3042 using the passcode 3698-5582#. The replay will also be available as a podcast within 24 hours and can be accessed on our website and via iTunes.

Exhibit 99.1

Stanley Black & Decker, an S&P 500 company, is a diversified global provider of hand tools, power tools and related accessories, mechanical access solutions and electronic security solutions, healthcare solutions, engineered fastening systems, and more. Learn more at www.stanleyblackanddecker.com.

Contact: Greg Waybright
Vice President, Investor & Government Relations
greg.waybright@sbdinc.com
(860) 827-3833

These results reflect the Company’s continuing operations. In 3Q’13, the Company classified two small businesses within the Security and Industrial segments as held for sale based on management's intention to sell these businesses. The business within the Industrial segment was sold in February 2014. The operating results of these businesses have been reported as discontinued operations for 1Q’14 and 1Q’13. In addition, the Company sold its Hardware & Home Improvement business (HHI), including the residential portion of Tong Lung in December of 2012. The sale of this business occurred in a First and Second Closing. The First closing, which excluded the residential portion of Tong Lung, occurred on December 17, 2012. The Second closing in which the residential portion of Tong Lung was sold occurred on April 8, 2013. The operating results of the residential portion of Tong Lung have been reported as discontinued operations for 1Q’13. Total sales reported as discontinued operations were $7.7 million and $32.9 million for 1Q’14 and 1Q’13, respectively.

The Company recast 2013 segment net sales and profit between the CDIY and Industrial segments to align reporting with the current management of the Company’s operations in the emerging markets to be comparable with the current year presentation. There is no impact to the consolidated financial statements of the Company as a result of this segment realignment. The recast results for the quarterly and year-to-date periods of 2013 are shown on page 14.

Organic sales growth is defined as total sales growth less the sales of companies acquired in the past twelve months and any foreign currency impacts. Operating margin is defined as sales less cost of sales and selling, general and administrative expenses.  Management uses operating margin and its percentage of net sales as key measures to assess the performance of the Company as a whole, as well as the related measures at the segment level. Free cash flow is defined as cash flow from operations less capital and software expenditures. Management considers free cash flow an important indicator of its liquidity, as well as its ability to fund future growth and to provide a return to the shareowners. Free cash flow does not include deductions for mandatory debt service, other borrowing activity, discretionary dividends on the Company’s common stock and business acquisitions, among other items. The normalized statement of operations and business segment information, as reconciled to GAAP on pages 12 and 13 for 2014 and 2013, are considered relevant to aid analysis of the Company’s operating performance and earnings results aside from the material impact of the one-time charges and payments associated with the Black & Decker merger, the Niscayah and Infastech acquisitions and other smaller acquisitions of the Company. Normalized free cash flow, as reconciled from the associated GAAP measures on page 10 for 2014 and 2013 are considered meaningful pro forma metrics to aid the understanding of the Company’s cash flow performance aside from the material impact of the M&A-related payments and charges.

Exhibit 99.1

CAUTIONARY STATEMENTS
Under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not historical, including but not limited to those regarding the Company’s ability to: (i) achieve full year 2014 diluted EPS of $5.35 - $5.50 ($5.23 - $5.38 on a GAAP basis), with first half earnings approximating 45% of estimated full year earnings; (ii) deliver organic growth of approximately 4% in 2014; (iii) generate approximately $675 million of free cash flow for 2014 which includes approximately $250 million of one-time payments; (iv) return $1 billion of capital to shareholders through 2015 ; and (v) improve our cash flow return on investment by 250 basis points through 2015 (collectively, the “Results”); are “forward looking statements” and subject to risk and uncertainty.

The Company’s ability to deliver the Results as described above is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. In addition to the risks, uncertainties and other factors discussed in this press release, the risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied in the forward looking statements include, without limitation, those set forth under Item 1A Risk Factors of the Company’s Annual Report on Form 10-K and any material changes thereto set forth in any subsequent Quarterly Reports on Form 10-Q, or those contained in the Company’s other filings with the Securities and Exchange Commission, and those set forth below.

The Company’s ability to deliver the Results is dependent, or based, upon: (i) the Company’s ability to execute its integration plans and achieve synergies primarily from the Infastech acquisition sufficient to generate $0.10 of EPS accretion in 2014; (ii) the Company’s ability to generate organic net sales increases of approximately 4% in 2014; (iii) the Company’s ability to continue to identify and execute upon sales opportunities to increase its CDIY, IAR and Security businesses in the emerging markets while minimizing associated costs; (iv) the Company’s ability to achieve a tax rate of approximately 21-22% in 2014; (v) the Company’s ability to limit the increase in interest and other expense to approximately $0.10-$0.15 of EPS in 2014; (vi) the Company’s ability to improve margins in the Security business (versus the prior year) in the second half of 2014; (vii) the Company’s ability to generate EPS accretion in 2014 through cost reductions in its CDIY and Industrial segments and its corporate functions; (viii) the Company’s ability to limit one-time charges primarily associated with the Infastech acquisition to $25 million in 2014;(ix) successful integration of acquisitions completed in 2012 and 2013, and any additional acquisitions completed during the year, as well as integration of existing businesses; (x) the continued acceptance of technologies used in the Company’s products and services; (xi) the Company’s ability to manage existing Sonitrol franchisee and Mac Tools relationships; (xii) the Company’s ability to minimize costs associated with any sale or discontinuance of a business or product line, including any severance, restructuring, legal or other costs; (xiii) the proceeds realized with respect to any business or product line disposals; (xiv) the extent of any asset impairments with respect to any businesses or product lines that are sold or discontinued; (xv) the success of the Company’s efforts to manage freight costs, steel and other commodity costs as well as capital expenditures; (xvi) the Company’s ability to sustain or increase prices in order to, among other things, offset or mitigate the impact of steel, freight, energy, non-ferrous commodity and other commodity costs and any inflation increases; (xvii) the Company’s ability to generate free cash flow and maintain a strong debt to capital ratio; (xviii) the Company’s ability to identify and effectively execute productivity improvements and cost reductions, while minimizing any associated restructuring charges; (xix) the Company’s ability to obtain favorable settlement of tax audits; (xx) the ability of the Company to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible; (xxi) the continued ability of the Company to access credit markets under satisfactory terms; (xxii) the Company’s ability to negotiate satisfactory payment terms under which the Company buys and sells goods, services, materials and products; (xxiii) the Company’s ability to successfully develop, market and achieve sales from new products and services; and (xxiv) the availability of cash to repurchase shares when conditions are right.

The Company’s ability to deliver the Results is also dependent upon: (i) the success of the Company’s marketing and sales efforts, including the ability to develop and market new and innovative products in both existing and new markets; (ii) the ability of the Company to maintain or improve production rates in the Company’s manufacturing facilities, respond to significant changes in product demand and fulfill demand for new and existing products; (iii) the Company’s ability to continue improvements in working capital through effective management of accounts receivable and inventory levels; (iv) the ability to continue successfully managing and defending claims and litigation; (v) the success of the Company’s efforts to mitigate any cost increases generated by, for example, increases in the cost of energy or significant Chinese Renminbi or other currency appreciation; (vi) the geographic distribution of the Company’s earnings; (vii) the commitment to and success of the Stanley Fulfillment System; and (viii) successful implementation with expected results of cost reduction programs.

The Company’s ability to achieve the Results will also be affected by external factors. These external factors include: challenging global macroeconomic environment; the continued economic growth of emerging markets, particularly Latin America; pricing pressure and other changes within competitive markets; the continued consolidation of customers particularly in consumer channels; inventory management pressures on the Company’s customers; the impact the tightened credit markets may have on the Company or its customers or suppliers; the extent to which the Company has to write off accounts receivable or assets or experiences supply chain disruptions in connection with bankruptcy filings by customers or suppliers; increasing competition; changes in laws, regulations and policies that affect the Company, including, but not limited to trade, monetary, tax and fiscal policies and laws; the timing and extent of any inflation or deflation; currency exchange fluctuations; the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company’s debt program; the strength of the U.S. and European economies; the extent to which world-wide markets associated with homebuilding and remodeling stabilize and rebound; the impact of events that cause or may cause disruption in the Company’s supply, manufacturing, distribution and sales networks such as war, terrorist activities, and political unrest; and recessionary or expansive trends in the economies of the world in which the Company operates. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.